EXHIBIT 99.1

NEWS RELEASE CONTACT:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2013 THIRD QUARTER RESULTS

Houston, TX -- October 30, 2013 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $16.4 million for the third quarter ended September 30, 2013, with diluted earnings per share of $1.07 compared to net income of $13.1 million and diluted earnings per share of $0.86 for the third quarter of 2012. Sales increased $39.8 million, or 13.7%, to approximately $329.7 million from $289.9 million for the same period in 2012.  After excluding sales from acquisitions of $28.9 million, on a same store sales basis, sales for the third quarter of 2013 increased $10.9 million, or 3.8% from 2012 on a same store sales basis.

Net income for the nine months ended September 30, 2013 was $43.3 million, with diluted earnings per share of $2.84 compared to net income of $36.9 million and diluted earnings per share of $2.43 for the first nine months of 2012.  Sales for the nine months ended September 30, 2013 increased $123.7 million, or 15.4%, to approximately $927.8 million from $804.1 million for the same period in 2012.

Net income for the third quarter sequentially increased 18.9% from $13.7 million to $16.4 million in the third quarter of 2013.  Likewise, sales sequentially increased 7.1% from $307.9 million in the second quarter to $329.7 million in the third quarter.

David R. Little, Chairman and Chief Executive Officer remarked, “Our DXPeople continue to execute well, delivering solid revenue growth and margin improvement.  We are pleased to report third quarter sales increases of 7% sequentially and 14% year over year.  EBITDA margins continue to move in the right direction having improved 38 basis points since the beginning of the year.  Strong execution enabled DXP to achieve solid results again this quarter.  We believe our focus on growth, productivity and efficiency, combined with our optimism on the acquisition front, position us well for the balance of 2013 and beyond.”

Mac McConnell, Senior Vice President and CFO, added, “We are pleased with our third quarter financial performance.  Specifically, we are realizing solid free cash flow, having spent over $19 million on acquisitions while also paying down over $11 million in debt during the quarter.  Through the first nine months of 2013, DXP spent approximately $61 million on acquisitions achieving our goal of 10% inorganic growth, all while deleveraging the balance sheet.  Our leverage ratio under our credit facility at September 30, 2013 is 1.8:1, giving us substantial room for future acquisitions. ”

DXP will host a conference call to be web cast live on the Company’s website (www.dxpe.com) at 5:00 P.M. Eastern time today.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Sales	$ 329,719	$ 289,923	$ 927,758	$ 804,104
Cost of sales	232,598	206,414	650,015	572,492
Gross profit	97,121	83,509	277,743	231,612
Selling, general and administrative expense	70,223	58,995	204,876	166,346
Operating income	26,898	24,514	72,867	65,266
Other income, net	(38)	(21)	(16)	(33)
Interest expense	1,614	2,287	4,930	3,878
Income before income taxes	25,322	22,248	67,953	61,421
Provision for income taxes	8,970	9,156	24,620	24,506
Net income	16,352	13,092	43,333	36,915
Preferred stock dividend	23	23	68	68
Net income attributable to common shareholders	$ 16,329	$ 13,069	$ 43,265	$ 36,847

Basic earnings per share	$ 1.13	$ 0.91	$ 3.00	$ 2.56
Weighted average common shares outstanding	14,444	14,411	14,430	14,375
Diluted earnings per share	$ 1.07	$ 0.86	$ 2.84	$ 2.43
Weighted average common shares and common equivalent shares outstanding	15,284	15,251	15,270	15,215

SEGMENT DATA (in thousands)
	Three Months Ended September 30,				Nine Months Ended September 30,
	Service Centers	IPS	SCS	Total	Service Centers	IPS	SCS	Total
2013
Sales	$ 232,529	$ 61,094	$ 36,096	$ 329,719	$ 660,552	$ 155,572	$ 111,634	$ 927,758
Operating income for reportable segments	$ 27,557	$ 9,059	$ 3,202	$ 39,818	$ 75,976	$ 24,267	$ 9,550	$ 109,793

2012
Sales	$ 212,497	$ 38,854	$ 38,572	$ 289,923	$ 571,675	$ 113,466	$ 118,963	$ 804,104
Operating income for reportable segments	$ 26,410	$ 7,227	$ 2,781	$ 36,418	$ 67,455	$ 22,414	$ 9,500	$ 99,369

The following table presents reconciliations of operating income for reportable segments to the consolidated income before taxes (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating income for reportable segments	$ 39,818	$ 36,418	$ 109,793	$ 99,369
Adjustment for:
Amortization of intangibles	3,434	3,474	9,221	8,264
Corporate and other expense, net	9,486	8,430	27,705	25,839
Total operating income	26,898	24,514	72,867	65,266
Interest expense, net	1,614	2,287	4,930	3,878
Other income, net	(38)	(21)	(16)	(33)
Income before income taxes	$ 25,322	$ 22,248	$ 67,953	$ 61,421

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Income before income taxes	$ 25,322	$ 22,248	$ 67,953	$ 61,421
Plus interest expense	1,614	2,287	4,930	3,878
Plus depreciation and amortization	5,663	6,299	16,155	13,108
EBITDA*	$ 32,599	$ 30,834	$ 89,038	$ 78,407
*EBITDA - earnings before interest, taxes, depreciation and amortization